                                                                   EXHIBIT 11.02

                                  MAXIS, INC.

             STATEMENT OF COMPUTATION OF PER SHARE EARNINGS (LOSS)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          FISCAL YEARS ENDED
                                                              MARCH 31,
                                                        -----------------------
                                                         1997     1996    1995
                                                        -------  ------- ------
Net income (loss)...................................... $(1,675) $ 6,188 $3,606
                                                        =======  ======= ======
Computations of weighted average common and common
 equivalent shares outstanding:
  Weighted average common shares outstanding...........  11,180    8,390  5,804
  Common equivalent shares from stock options issued
   during the twelve-month period prior to the
   Company's initial public offering...................     --       --     993
Common equivalent shares attributable to:
  Redeemable preferred stock (if-converted method).....     --     2,094  2,109
  Stock options (treasury stock method)................     --       567      9
                                                        -------  ------- ------
Shares used in computing net income (loss) per share...  11,180   11,051  8,915
                                                        =======  ======= ======
Net income (loss) per share............................ $ (0.15) $  0.56 $ 0.40
                                                        =======  ======= ======